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                                                                    Exhibit 23.2


Report of Independent Registered Public Accounting Firm and Consent

The Board of Directors
PAV Republic, Inc.



The audit referred to in our report dated April 1, 2004, except as to notes 1 and 3(k) which are as of November 23, 2004, included the related financial statement schedule for the period from October 7, 2003 (inception) through December 31, 2003, included in the registration statement. This financial statement schedule is the responsibility of PAV Republic, Inc.'s management.
Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report dated April 1, 2004, except as to notes 1 and 3(k) which are as of November 23, 2004, with respect to the consolidated financial statements of PAV Republic, Inc. and subsidiaries as of December 31, 2003 and for the period October 7, 2003 (inception) through December 31, 2003, included herein, and to the reference to our firm under the heading "Experts", "Summary Consolidated Financial and Operating Data", and "Selected Historical Consolidated Financial and Other Data" in the prospectus.


/s/ KPMG LLP

Cleveland, Ohio
November 23, 2004